[Terex Letterhead]

                 NEWS RELEASE   NEWS RELEASE   NEWS RELEASE

For information contact: Kevin O'Reilly, Vice President Investor Relations (203) 222-5943

                       TEREX REPORTS THIRD QUARTER RESULTS


         WESTPORT, CT, October 22, 2003 -- Terex Corporation (NYSE: TEX) today announced net income for the third quarter of 2003 of $14.5 million, or $0.29 per share, compared to net income of $9.8 million, or $0.22 per share, for the third quarter of 2002. Excluding the impact of special items, net income for the quarter was $16.5 million, or $0.33 per share, compared to $13.9 million, or $0.31 per share, for the third quarter of 2002. Net sales for the third quarter of 2003 were $872.3 million, an increase of 35% from net sales of $644.0 million for the third quarter of 2002. Special items for the third quarter of 2003 primarily include the current period costs of previously announced restructuring initiatives. Special items for the third quarter of 2002 primarily include a loss on the early extinguishment of debt related to the refinancing of Terex's bank credit facility; restructuring actions primarily related to the consolidation of facilities within the light construction business; inventory valuation adjustments related to the acquisitions of Demag and Genie; and a foreign exchange loss related to a forward purchase of Euros to hedge the acquisition of Demag. These items were partially offset by a favorable legal settlement.

         Net sales for the nine months ended September 30, 2003 increased to $2,759.0 million, an increase of 50% from net sales of $1,843.6 million for the nine months ended September 30, 2002. Net loss for the first nine months of 2003 was $22.1 million, or $0.46 per share, compared to a net loss of $92.2 million, or $2.17 per share, for the nine months ended September 30, 2002. Net income, excluding special items, was $57.0 million, or $1.15 per share, for the first nine months of 2003, compared to net income, excluding special items, of $41.4 million, or $0.97 per share, for the first nine months of 2002.

         Cash flow from operations was $216 million and net debt decreased by $156 million in the nine months ended September 30, 2003.

         "We are pleased with our execution so far this year," commented Ronald
M. DeFeo, Terex's Chairman and Chief Executive Officer. "We began the year with a lot of uncertainty. We recognized that an end market recovery was unlikely, but at the same time we believed that Terex was in a good position to change and improve. We have made progress and our internal focus has been paying dividends, as we have generated over $278 million in cash from operations over the last twelve months."

         "Our integration of Demag and Genie has met or exceeded our expectations. From an operational perspective, Demag has transformed Terex Cranes into a truly global company, solidifying our manufacturing footprint in Europe and providing the international diversification that has allowed us to withstand the depressed market conditions that we are facing in North America. From a financial perspective, Demag has generated significant free cash flow during its first year of Terex ownership." Mr. DeFeo continued, "Genie has posted exceptional financial results in a difficult market through its first year of Terex ownership and provided many intangible benefits along the way. Genie's lean manufacturing and continuous improvement has provided some best practices that are being shared within the company today. In addition, we are leveraging the strength of the Genie sales and customer service team to cross sell other Terex products, primarily our compact equipment line. This has clearly been an acquisition where both parties have learned from each other and where we are leveraging each other's strengths to create a stronger overall company."

         "Our restructuring initiatives in other businesses have also gone according to plan. Our facility consolidation in the U.K. construction business was completed early in the third quarter and we will see the benefits from this throughout the remainder of 2003 and into 2004. Initiatives implemented towards the end of 2002 and early 2003 in the Cranes, Mining and Roadbuilding businesses are also yielding results."

         Mr. DeFeo added, "Even with all of our accomplishments, there is still a tremendous amount of opportunity in front of us. We have grown in size to become the number three construction equipment company in the world, with one of the broadest product offerings in the industry. We are in the process of building a strong brand and our next step is to leverage our size and diversity and mature as a company. This is a journey we have begun and are committed to as a management team, but one that will take time. In the near term, our visibility remains limited and, although we see some signs in the market place indicating that we are closer to a recovery, it is difficult to predict the precise timing. We remain committed to executing our plan, generating cash flow and reducing debt."

         In this press release Terex refers to various non-GAAP (generally accepted accounting principles) financial measures. These measures may not be comparable to similarly titled measures being disclosed by other companies. The table below and the tables included elsewhere in this press release provide a reconciliation of the reported GAAP numbers for the third quarter and nine months year to date of 2003 and 2002, the reported numbers excluding special items, and the reported numbers excluding acquisitions (specifically Demag, Genie, Pacific Utility, Telelect Southeast, Advance Mixer, Crane & Machinery, Commercial Body, Combatel and Tatra) and special items. Terex believes that this information is useful to understanding its operating results, the ongoing performance of its underlying businesses without the impact of special items, and the impact that acquisitions have had on its financial performance. Terex also discloses EBITDA and net debt, as they are commonly referred to financial metrics used in the investing community. Terex believes that disclosure of EBITDA and net debt will be helpful to those reviewing its performance and that of other comparable companies, as EBITDA and net debt provide information on Terex's leverage position, ability to meet debt service and capital expenditure and working capital requirements, and EBITDA is also an indicator of profitability.

A financial summary is shown below:



                                                              Three months ended September 30,
                           --------------------------------------------------------------------------------------------------------
                                                  2003                                                 2002
                           ---------------------------------------------------- ---------------------------------------------------
                                                           (in millions, except per share amounts)

                                                                    Excluding                                            Excluding
                                                                   Acquisitions                                         Acquisitions
                                           Special     Excluding    & Special                 Special      Excluding     & Special
                              Reported    Items (2)     Special     Items (4)     Reported    Items (3)     Special      Items (4)
                                                         Items                                               Items
                            --------------------------------------------------------------------------------------------------------
 Net sales................ $     872.3  $   ---      $     872.3  $     542.4  $    644.0    $   ---     $    644.0    $    525.2
                            =========== ============ ============ ============ ============  =========== ============  =============
 Gross profit ............ $     128.8  $     1.3    $     130.1  $      74.5  $     87.2    $     7.3   $     94.5    $     77.9
 SG&A.....................        86.5       (0.7)          85.8         55.2        51.5         (1.2)        50.3          42.2
                            ----------- ------------ ------------ ------------ ------------  ----------- ------------  -------------
 Income from operations ..        42.3        2.0           44.3  $      19.3        35.7          8.5         44.2    $     35.7
                                                                  ============                                         =============
 Other income (expense)...       (23.3)       0.8          (22.5)                   (19.3)        (2.6)       (21.9)
 Provision for income
  taxes...................        (5.3)      (0.8)          (6.1)                    (5.1)        (1.8)        (6.9)
 Income (loss) from
  discontinued operations.         0.8      ---              0.8                     (1.5)       ---           (1.5)
 Cumulative effect of
  change in accounting
  principles..............       ---        ---            ---                      ---          ---          ---
                            ----------- ------------ ------------                ----------  ----------- ------------
 Net income (loss)........ $      14.5  $     2.0    $      16.5               $      9.8    $     4.1   $     13.9
                            =========== ============ ============               ===========  =========== ============
 Earnings per share....... $       0.29              $       0.33              $      0.22               $      0.31
 EBITDA (1)............... $      60.2  $     2.0    $      62.2               $     43.4    $     8.5   $     51.9
 Backlog ................. $     382.7               $     382.7               $    378.3                $    378.3

 Average diluted shares
     Outstanding..........        49.7                      49.7                     45.2                      45.2

(1) EBITDA is calculated as income from operations plus depreciation and amortization included in income from operations.
(2) Special items, net of tax, relate to previously announced restructure initiatives ($0.7 million) and businesses held for sale or to be closed ($1.3 million).
(3) Special items, net of tax, relate to the restructuring charge for debt extinguishment ($1.6 million), restructuring in light construction, CMI and Terex Cranes ($2.4 million), foreign exchange loss on Euros held for Demag acquisition ($0.9 million), equity loss on minority interest in Tatra ($1.2 million), Genie and Demag fair value accounting treatment ($2.5 million), and businesses held for sale or to be closed ($0.9 million), offset by a favorable ruling on a legal claim ($5.4 million).
(4) Acquisitions excluded are Demag, Genie, Pacific Utility, Telelect Southeast, Advance Mixer, Crane & Machinery, Commercial Body, Combatel and Tatra.



                                                               Nine months ended September 30,
                           --------------------------------------------------------------------------------------------------------
                                                  2003                                                 2002
                           ---------------------------------------------------- ---------------------------------------------------
                                                           (in millions, except per share amounts)

                                                                    Excluding                                            Excluding
                                                                   Acquisitions                                         Acquisitions
                                           Special     Excluding    & Special                 Special      Excluding     & Special
                              Reported    Items (2)     Special     Items (4)     Reported    Items (3)     Special      Items (4)
                                                         Items                                               Items
                            --------------------------------------------------------------------------------------------------------
 Net sales................ $   2,759.0  $   ---      $   2,759.0  $   1,721.5  $  1,843.6    $   ---     $  1,843.6    $  1,676.3
                            =========== ============ ============ ============ ============  =========== ============  =============
 Gross profit ............ $     365.8  $    44.8    $     410.4  $     244.6  $    293.4    $    16.7   $    310.1    $    286.4
 SG&A.....................       264.1       (3.3)         260.6        171.9       177.6         (1.8)       175.8         162.9
 Goodwill Impairment......        51.3      (51.3)         ---          ---         ---          ---          ---           ---
                            ----------- ------------ ------------ ------------ ------------  ----------- ------------  -------------
 Income from operations ..        50.4       99.4          149.8  $      72.7       115.8         18.5        134.3    $    123.5
                                                                  ============                                         =============
 Other income (expense)...       (76.1)       2.2          (73.9)                   (72.4)         6.9        (65.5)
 Provision for income
  taxes...................         1.5      (22.7)         (21.2)                   (13.8)        (8.1)       (21.9)
 Income (loss) from
  discontinued operations.         2.1        0.2            2.3                     (8.4)         2.9         (5.5)
 Cumulative effect of
  change in accounting
  principles.............        ---        ---            ---                     (113.4)       113.4        ---
                            ----------- ------------ ------------              ------------  ----------- ------------
 Net income (loss)........ $     (22.1) $    79.1    $      57.0               $    (92.2)   $   133.6   $     41.4
                            =========== ============ ============              ============  =========== ============
 Earnings per share....... $      (0.45)             $       1.16              $     (2.17)              $      0.97
 EBITDA (1)............... $     104.5  $    99.4    $     203.9               $    130.0    $    22.7   $    152.7
 Backlog ................. $     382.7               $     382.7               $    378.3                $    378.3

 Average diluted shares
 Outstanding..............        48.1        1.3           49.4                     42.5                      42.5

(1) EBITDA is calculated as income from operations plus depreciation and amortization included in income from operations.
(2) Special items, net of tax, relate to goodwill impairment for the Roadbuilding group ($42.5 million), exiting certain businesses and product rationalization within the Roadbuilding group ($22.0 million), restructuring activities ($9.0 million), loss on retirement of debt ($1.4 million), write-off of remaining investment in SDC International ($0.8 million), write-down of certain assets within the EarthKing business ($1.7 million), Genie and Demag inventory fair value accounting treatment ($2.1 million) and businesses held for sale or to be closed ($1.3 million), offset partially by a favorable ruling on a legal claim ($1.7 million).
(3) Special items, net of tax, relate to the restructuring charge for the closure of the Tulsa, Oklahoma facility ($2.8 million), closure of the Standard Havens facility ($0.8 million), headcount reductions at Cedarapids ($0.6 million), restructuring in light construction, CMI and Terex Cranes ($2.4 million), loss on debt ($1.6 million), equity loss on minority interest in Tatra ($1.2 million), Genie and Demag fair value accounting treatment ($2.5 million), businesses held for sale or to be closed ($0.9 million), the write down of certain assets within the light construction group, European lifting group and EarthKing subsidiary ($15.6 million) and the cumulative effect of change in accounting principles ($113.4 million), offset partially by a foreign exchange rate gain related to the Demag acquisition ($2.8 million) and a favorable ruling on a legal claim ($5.4 million).
(4) Acquisitions excluded are Demag, Genie, Pacific Utility, Telelect Southeast, Advance Mixer, Crane & Machinery, Commercial Body, Combatel and Tatra.

Segment Performance

         The comparative segment performance below excludes special items. See Table I included later in this press release for the reconciliation to the reported GAAP numbers.

Terex Construction

                                             Third Quarter                                Year-to-Date
                              -------------------------------------------- -------------------------------------------
                                                               (dollars in millions)
                                      2003                  2002                   2003                  2002
                              --------------------- ---------------------- --------------------- ---------------------
                                            % of                  % of                   % of                  % of
                                            sales                 sales                 sales                 sales
                                          ---------            -----------             ---------             ---------
Net sales..................... $   304.5             $   302.6             $1,005.4              $   896.8
                              ============          ============           ===========           ===========
Gross profit ................. $    39.7    13.0%    $    34.6    11.4%    $  136.8     13.6%    $   134.9    15.0%
SG&A .........................      24.6     8.1%         19.8     6.5%        86.3      8.6%         75.9     8.5%
                              ------------          ------------           -----------           -----------
Operating profit.............. $    15.1     5.0%    $    14.8     4.9%    $   50.5      5.0%    $    59.0     6.6%
                              ============          ============           ===========           ===========
Backlog....................... $    89.4             $    88.5             $   89.4              $    88.5


         Net sales in the Terex Construction group for the third quarter of 2003 increased $1.9 million to $304.5 million from $302.6 million in the third quarter of 2002. The increase in sales was driven primarily by the foreign exchange movements among the Euro, British Pound and U.S. dollar. Excluding the translation impact of foreign exchange movements, sales for the Terex Construction group were slightly down. SG&A expenses for the third quarter of 2003 were $24.6 million compared to $19.8 million for the third quarter of 2002, primarily reflecting the impact of currency fluctuations, as a large portion of expenses are in British Pounds and Euro. Income from operations for the quarter was $15.1 million, or 5.0% of sales, compared to $14.8 million, or 4.9% of sales, for the third quarter of 2002.

         "Terex Construction had a solid quarter," commented Colin Robertson, President - Terex Construction. "We continue to focus on cost reductions and manufacturing efficiencies. The consolidation of our U.K. facilities was completed during the quarter and we are beginning to see the benefits of this action. Our Atlas business also continued to make progress and has been a consistent contributor during the year. Unfortunately, some of the benefits from these actions have been affected by the reduction in volume and the negative currency impact from selling our European-manufactured product into the United States."

         Mr. Robertson added, "Our Powerscreen businesses remain strong, and we are growing market share while at the same time improving the cost structure by consolidating our Kilbeggan facility operations into our Dungannon location. Our compact equipment product offering continues to penetrate new markets and we see tremendous opportunity for growth in this business, particularly in the U.S., where we are using the Genie sales force to further penetrate the rental channel."

         "As we finish 2003, we remain focused on the same initiatives with which we began the year, namely leveraging the Terex portfolio to grow market share, implementing cost reductions and driving working capital out of the system to generate cash."


Terex Cranes

                                             Third Quarter                                Year-to-Date
                              -------------------------------------------- -------------------------------------------
                                                               (dollars in millions)
                                      2003                  2002                   2003                  2002
                              --------------------- ---------------------- --------------------- ---------------------
                                            % of                  % of                   % of                  % of
                                            sales                 sales                 sales                 sales
                                          ---------             ----------             ---------             ---------
Net sales..................... $   226.6             $   171.5             $  737.5              $   443.0
                              ============          ============           ===========           ===========
Gross profit ................. $    26.8    11.8%    $    23.3    13.6%    $   85.1     11.5%    $    61.8    14.0%
SG&A .........................      19.9     8.8%         11.5     6.7%        60.1      8.1%         30.4     6.9%
                              ------------          ------------           -----------           -----------
Operating profit.............. $     6.9     3.0%    $    11.8     6.9%    $   25.0      3.4%    $    31.4     7.1%
                              ============          ============           ===========           ===========
Backlog....................... $   125.6             $   186.4             $  125.6              $   186.4


         Net sales in the Terex Cranes group for the third quarter of 2003 increased $55.1 million to $226.6 million from $171.5 million in the third quarter of 2002, driven primarily by the inclusion of acquired companies (Demag and Crane & Machinery). On a comparable basis, net sales in the base businesses in the Terex Cranes group were down approximately 9%, as continued weakness in the North American market was partially offset by growth in Europe, particularly tower cranes and mobile telescopic cranes in Italy. SG&A expenses increased to $19.9 million, or 8.8% of sales, in the third quarter of 2003 compared to $11.5 million, or 6.7% of sales, for the third quarter of 2002, reflecting the impact of acquired companies. Income from operations for the quarter was $6.9 million, or 3.0% of sales, compared to $11.8 million, or 6.9% of sales, in the third quarter of 2002, as margins continue to be under pressure from competitive pricing in the market place, sales volume reduction in North America and used machine sales with very low margins.

         "The Demag acquisition has been successful on many fronts," said Fil Filipov, President - Terex Cranes. "First of all are the financial returns. Demag has generated significant cash flow from working capital reductions during the first year of our ownership. Second, we have grown market share on the strength of new product introductions. Third, Demag has allowed us to strategically realign our crane group to manufacture and compete more efficiently on a global scale."

         "The industry trends that we have witnessed during the first part of the year have continued. The North American market remains depressed and is down over 30% for the first nine months. We have been able to offset this to some extent with growth in our Italian businesses, both in tower cranes and mobile telescopic cranes."

         Mr. Filipov added, "In the short term we will continue to focus on cost reductions and managing the business for cash, such as aggressively converting used equipment into cash."

Terex Mining, Roadbuilding, Utility Products and Other


                                             Third Quarter                                Year-to-Date
                              -------------------------------------------- ------------------------------------------
                                                               (dollars in millions)
                                      2003                  2002                   2003                  2002
                              --------------------- ---------------------- -------------------- ---------------------
                                            % of                  % of                   % of                  % of
                                            sales                 sales                 sales                 sales
                                          ---------            ----------             ---------             ---------
Net sales..................... $   194.7             $   174.8             $  587.3              $   531.0
                              ============          ============           ===========           ===========
Gross profit ................. $    32.6    16.7%    $    32.8    18.8%    $   92.2     15.6%    $   107.8    20.3%
SG&A .........................      25.3    13.0%         19.6    11.2%        69.8     11.8%         65.1    12.3%
                              ------------          ------------           -----------           -----------
Operating profit.............. $     7.3     3.7%    $    13.2     7.6%    $   22.4      3.8%    $    42.7     8.0%
                              ============          ============           ===========           ===========
Backlog....................... $   155.1             $    95.4             $  155.1              $    95.4

         On July 1, 2003, the Company announced that it reached an agreement in principle to sell Terex's worldwide electric drive mining truck business to Caterpillar Inc., and for Terex to acquire Caterpillar's mining shovel intellectual property. As a result, the Company has accounted for the mining truck business and wholly owned product support businesses as a discontinued operation in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This will require the Company to restate prior year results to treat the mining truck business as a discontinued operation on the consolidated statement of operations and to show the assets and liabilities of the business as single amounts in the consolidated balance sheet.
Due to the size of the remaining mining business, the Company has ceased reporting Mining as a separate financial reporting segment.

         Net sales for the Terex Mining, Roadbuilding, Utility Products and Other group for the third quarter of 2003 increased $19.9 million to $194.7 million, from $174.8 million for the third quarter of 2002. SG&A expenses for the third quarter of 2003 were $25.3 million, or 13.0% of sales, compared to $19.6 million, or 11.2% of sales, in the third quarter of 2002. Income from operations decreased to $7.3 million, or 3.7% of sales, in the third quarter of 2003 from $13.2 million, or 7.6% of sales, in the third quarter of 2002.

         "The Mining, Roadbuilding, Utility Products and Other group continues to have its near-term challenges," commented Mr. DeFeo. "Our CMI business, although profitable in the quarter, continues to be impacted by lower levels of highway spending at the federal, state and local level. We do not see any catalyst for this business until the federal highway bill is reauthorized (which we do not anticipate will happen until February 2004) and there is some clarity to state budget issues."

         "Our utility business continues to post solid results and our investments in the utility distribution channel have led to some real opportunities. Our "Utility Depot" marketing strategy has allowed us to leverage the Terex product offering and penetrate some large investor owned utilities and municipalities. We believe the electric utility distribution system infrastructure will become a higher priority due to the impact of the blackout in the northeast United States this summer, but this is going to be a multi-year, long-term program and it is difficult to assess its financial impact at this time."


         "From a mining perspective, we continue to move to divest the surface mining truck business to Caterpillar. Due to the complexity of the deal and the number of parties involved, it will take a number of months before the transaction can be completed. The due diligence phase is almost complete and the initial market feedback and dealer feedback has been as expected."

Terex Aerial Work Platforms

                                             Third Quarter                                Year-to-Date
                              -------------------------------------------- ------------------------------------------
                                                               (dollars in millions)
                                      2003                  2002                   2003                  2002
                              --------------------- ---------------------- --------------------- --------------------
                                            % of                  % of                   % of                  % of
                                            sales                 sales                 sales                 sales
                                          ---------             ----------             ---------             --------
Net sales..................... $   136.3             $    30.5             $  451.3              $    47.6
                              ============          ============           ===========           ===========
Gross profit ................. $    31.0    22.7%    $     4.4    14.4%    $   96.7     21.4%    $     6.0    12.6%
SG&A .........................      14.5    10.6%          2.0     6.6%        42.2      9.4%          3.2     6.7%
                              ------------          ------------           -----------           -----------
Operating profit.............. $    16.5    12.1%    $     2.4     7.9%    $   54.5     12.1%    $     2.8     5.9%
                              ============          ============           ===========           ===========
Backlog.......................      16.6             $     8.0             $   16.6              $     8.0

         The Terex Aerial Work Platforms group represents the results of Genie Holdings, Inc. and its subsidiaries since their acquisition by Terex on September 18, 2002. In addition, beginning April 1, 2003, the Aerial Work Platform group became responsible for the manufacturing, sales and service of the Terex telehandlers business in North America, and prior year amounts have been restated for consistency.

         Net sales for the Terex Aerial Work Platforms group for the third quarter of 2003 were $136.3 million. SG&A expenses were $14.5 million, or 10.6% of sales, for the third quarter of 2003 and income from operations was $16.5 million, or 12.1% of sales.

         "Although our journey with Terex has just begun, we are already seeing the positive results of integrating the two companies," commented Bob Wilkerson, President - Terex Aerial Work Platforms. "While third quarter sales were flat to slightly up compared to prior year trends, our margins have improved considerably. This is a direct result of cost savings attained during integration, as well as some favorable currency movements. As we look forward, we expect the end markets to remain challenging, but we remain confident that with current fleet aging in the industry and increasing utilization rates, we should begin to see a replacement cycle in 2004."

         Mr. Wilkerson added, "Although we have had excellent financial returns during our first year with Terex, the long-term value and synergies of the acquisition are just being unlocked. We are aggressively sharing knowledge and best practices with many Terex companies. We are looking to leverage the buying power and financial discipline of Terex while we share the knowledge and best practices we have learned over the years in lean manufacturing, sales and customer service. Together, I believe the sum will be greater than the individual parts."

Capital Structure

         "Cash flow from operations for the third quarter of 2003 was $31 million, bringing the total for the first nine months of 2003 to approximately $216 million,"commented Phil Widman, Senior Vice President and Chief Financial Officer. "In the quarter we generated an additional $39 million in cash from reductions in working capital (defined as the sum of accounts receivable plus inventory less accounts payable), making for a total of $167 million generated for the first nine months of 2003, well on the way to our annual goal of $200 million. Our working capital as a percent of trailing three month annualized sales decreased to 26% at the end of the third quarter of 2003 compared to 36% at the end of the third quarter of 2002."

         "Net debt (defined as total debt less cash) at the end of the third quarter of 2003 decreased $155.8 million to $1,053.2 million from $1,209.0 million at the end of 2002, in spite of the fact that we consolidated an additional $33 million in debt related to acquiring a majority interest in Tatra during the quarter, which is non-recourse to Terex. Net debt to book capitalization at the end of the third quarter of 2003 was 56.6%, compared to 61.1% at the end of 2002." Mr. Widman added, "We remain committed to a minimum reduction in total debt of $200 million in 2003, of which approximately $124 million was achieved during the first nine months."

Outlook

         "Although there are positive signs in the market, there remain just as many questions and uncertainties," commented Mr. DeFeo. "We do not see any help from the end markets in the fourth quarter and anticipate the markets will move sideways in the short term. We do believe that the worst is behind us, but we recognize that some markets, such as North American cranes and roadbuilding, continue to remain challenging. We are committed to achieve the lower end of our annual guidance, and to meet or exceed our working capital and debt reduction targets of $200 million, respectively. We have made some significant strides during the year, but realize that we have to stay focused on our goals and the execution of our plan."

Safe Harbor Statement

         The above contains forward-looking information based on Terex's current expectations. Because forward-looking statements involve risks and uncertainties, actual results could differ materially. Such risks and uncertainties, many of which are beyond Terex's control, include among others:
Terex's business is highly cyclical and continuing weak general economic conditions may affect the sales of its products and its financial results; construction and mining activity are affected by interest rates and government spending; the ability to successfully integrate new businesses may affect Terex's future performance; changes in Terex's key management personnel; Terex's businesses are very competitive and may be affected by pricing, product initiatives and other actions taken by competitors; the effects of changes in laws and regulations; Terex's business is international in nature and is subject to changes in exchange rates between currencies, as well as international politics; the ability of suppliers to timely supply Terex parts and components at competitive prices; the financial condition of suppliers and customers, and their continued access to capital; the dependence of some of Terex's customers relying on third party financing to purchase its products; Terex's ability to timely manufacture and deliver products to customers; Terex's substantial amount of debt and its need to comply with restrictive covenants contained in Terex's debt agreements; compliance with applicable environmental laws and regulations; and other factors, risks, uncertainties more specifically set forth in Terex's public filings with the Securities and Exchange Commission. Actual events or the actual future results of Terex may differ materially from any forward-looking statement due to those and other risks, uncertainties and significant factors. The forward-looking statements herein speak only as of the date of this release. Terex expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this release to reflect any changes in Terex's expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.

         Terex Corporation is a diversified global manufacturer based in Westport, Connecticut, with 2002 revenues of $2.8 billion. Terex is involved in a broad range of construction, infrastructure, recycling and mining-related capital equipment under the brand names of Advance, American, Amida, American Truck Company, Atlas, Bartell, Bendini, Benford, Bid-Well, B.L. Pegson, Canica, Cedarapids, Cifali, CMI, Coleman Engineering, Comedil, CPV, Demag, Fermec, Finlay, Franna, Fuchs, Genie, Grayhound, Hi-Ranger, Italmacchine, Jaques, Johnson-Ross, Koehring, Lectra Haul, Load King, Lorain, Marklift, Matbro, Morrison, Muller, O&K, Payhauler, Peiner, Powerscreen, PPM, Re-Tech, RO, Royer, Schaeff, Simplicity, Square Shooter, Tatra, Telelect, Terex, and Unit Rig. Terex offers a complete line of financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. More information on Terex can be found at www.terex.com.


















                                Terex Corporation
           500 Post Road East, Suite 320, Westport, Connecticut 06880
          Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com

                       TEREX CORPORATION AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      (in millions, except per share data)
                                   (unaudited)

                                                                      Three Months                    Nine Months
                                                                   Ended September 30,            Ended September 30,
                                                               ------------------------------  -----------------------------
                                                                     2003            2002           2003            2002
                                                               --------------  --------------  --------------   ------------
Net sales......................................................$     872.3     $     644.0     $  2,759.0       $  1,843.6
Cost of goods sold.............................................      743.5           556.8        2,393.2          1,550.2
                                                               --------------  --------------  --------------   ------------

     Gross profit..............................................      128.8            87.2          365.8            293.4
Selling, general and administrative expenses...................       86.5            51.5          264.1            177.6
Goodwill impairment............................................      ---             ---             51.3            ---
                                                               --------------  --------------  --------------   ------------

     Income from operations....................................       42.3            35.7           50.4            115.8

Other income (expense):
     Interest income...........................................        1.6             1.8            5.2              4.5
     Interest expense..........................................      (23.0)          (22.1)         (74.8)           (65.9)
     Loss on retirement of debt................................      ---              (2.4)          (1.9)            (2.4)
     Other income (expense) - net..............................       (1.9)            3.4           (4.6)            (8.6)
                                                               --------------  --------------  --------------   ------------


Income (loss) from continuing operations before income taxes
     and cumulative effect of change in accounting principle...       19.0            16.4          (25.7)            43.4
Benefit from (provision for) income taxes......................       (5.3)           (5.1)           1.5            (13.8)
                                                               --------------  --------------  --------------   ------------


Income (loss) from continuing operations before cumulative
      effect of change in accounting principle.................       13.7            11.3          (24.2)            29.6
Income (loss) from discontinued operations.....................        0.8            (1.5)           2.1             (8.4)
                                                               --------------  --------------  --------------   ------------
Income (loss) before cumulative effect of change in
        accounting principle...................................       14.5             9.8          (22.1)            21.2

Cumulative effect of change in accounting principle............      ---             ---            ---             (113.4)
                                                               --------------  --------------  --------------   ------------

Net income (loss)..............................................$      14.5     $       9.8    $     (22.1)      $    (92.2)
                                                               ==============  ==============  ==============   ============


EARNINGS PER SHARE: -
    Basic:
      Income (loss) from continuing operations.................$       0.28    $       0.25   $      (0.50)     $      0.71
      Income (loss) from discontinued operations...............        0.02           (0.03)          0.04            (0.20)
                                                               --------------  --------------  --------------   ------------
      Income (loss) before cumulative effect of change in                                                              0.51
         accounting principle..................................        0.30            0.22          (0.46)
      Cumulative effect of change in accounting principle......      ---             ---            ---               (2.71)
                                                               --------------   -------------  --------------   ------------
             Net income (loss).................................$       0.30    $       0.22   $      (0.46)     $     (2.20)
                                                               ==============  ==============  ==============   ============
    Diluted:
      Income (loss) from continuing operations.................$       0.27    $       0.25   $      (0.50)     $      0.70
      Income (loss) from discontinued operations...............        0.02           (0.03)          0.04            (0.20)
                                                               --------------  -------------- ---------------   ------------
      Income (loss) before cumulative effect of change in
         accounting principle..................................        0.29            0.22          (0.46)            0.50
     Cumulative effect of change in accounting principle.......      ---             ---            ---               (2.67)
                                                               --------------  --------------  --------------   ------------
            Net income (loss)..................................$       0.29    $       0.22    $     (0.46)     $     (2.17)
                                                               ==============  ==============  ==============   ============


Weighted average number of common and common equivalent shares outstanding in per share calculation:
        Basic..................................................       48.4            44.5           48.1             41.8
        Diluted................................................       49.7            45.2           48.1             42.5


                                            TEREX CORPORATION AND SUBSIDIARIES
                                                CONSOLIDATED BALANCE SHEET
                                              (in millions, except par value)
                                                        (unaudited)


                                                                                       September 30,          December 31,
                                                                                           2003                   2002
                                                                                     -------------------   -----------------

CURRENT ASSETS
   Cash and cash equivalents....................................................     $     430.9           $      352.2
   Trade receivables............................................................           528.9                  578.6
   Inventories..................................................................           963.9                1,106.3
   Other current assets.........................................................           301.9                  184.0
                                                                                     -------------------   -----------------
                      Total Current Assets......................................         2,225.6                2,221.1

LONG-TERM ASSETS
   Property, plant and equipment................................................           366.7                  309.4
   Goodwill.....................................................................           602.3                 622.9
   Other assets.................................................................           568.1                  472.3
                                                                                     -------------------   -----------------

TOTAL ASSETS....................................................................     $   3,762.7           $    3,625.7
                                                                                     ===================   =================

CURRENT LIABILITIES
   Notes payable and current portion of long-term debt..........................     $      95.1           $       74.1
   Trade accounts payable.......................................................           572.1                  542.9
   Accrued compensation and benefits............................................            84.7                   74.0
   Accrued warranties and product liability.....................................            86.8                   86.0
   Other current liabilities....................................................           359.4                  329.2
                                                                                     -------------------   -----------------
                     Total Current Liabilities..................................         1,198.1                1,106.2

NON CURRENT LIABILITIES
   Long-term debt, less current portion.........................................         1,389.0                1,487.1
   Other........................................................................           367.7                  263.2

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
   Common Stock, $0.01 par value --
      Authorized 150.0 shares; issued 49.8 and 48.6 shares at September 30, 2003
      and December 31, 2002, respectively.......................................             0.5                    0.5
   Additional paid-in capital...................................................           791.7                  772.7
   Retained earnings............................................................            45.3                   67.4
   Accumulated other comprehensive income (loss)................................           (11.8)                 (53.6)
   Less cost of shares of common stock in treasury (1.2 shares at September 30,
       2003 and December 31, 2002)..............................................           (17.8)                 (17.8)
                                                                                     -------------------   -----------------
   Total Stockholders' Equity...................................................           807.9                  769.2
                                                                                     -------------------   -----------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY......................................     $   3,762.7           $    3,625.7
                                                                                     ===================   =================

                                            TEREX CORPORATION AND SUBSIDIARIES
                                           CONSOLIDATED STATEMENT OF CASH FLOWS
                                                       (in millions)
                                                        (unaudited)

                                                                                                  Nine Months Ended
                                                                                                     September 30,
                                                                                            -------------------------------
                                                                                                  2003           2002
                                                                                            --------------- ---------------

OPERATING ACTIVITIES
   Net income (loss)......................................................................  $   (22.1)      $   (92.2)
   Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities:
     Depreciation ........................................................................       40.6            23.1
     Amortization.........................................................................        9.5             6.0
     Impairment charges and asset write downs.............................................       72.5           140.8
     Restructuring charges................................................................      ---               5.4
     Loss on retirement of debt...........................................................        1.4             1.6
     Gain on sale of fixed assets.........................................................       (2.4)           (0.3)
     Changes in operating assets and liabilities (net of effects of acquisitions):
       Trade receivables..................................................................       50.9           (45.8)
       Inventories........................................................................      112.1           (61.4)
       Trade accounts payable.............................................................        3.7            84.8
       Other, net.........................................................................      (50.7)          (53.7)
                                                                                            --------------- ---------------
          Net cash provided by operating activities.......................................      215.5             8.3
                                                                                            --------------- ---------------

INVESTING ACTIVITIES
   Acquisition of businesses, net of cash acquired........................................       (8.7)         (440.7)
   Capital expenditures...................................................................      (19.7)          (16.4)
   Proceeds from sale of assets...........................................................        4.5             3.6
                                                                                            --------------- ---------------
              Net cash used in investing activities.......................................      (23.9)         (453.5)
                                                                                            --------------- ---------------

FINANCING ACTIVITIES
   Principal borrowings of long-term debt.................................................      ---             572.0
   Principal repayments of long-term debt.................................................      (54.5)         (218.1)
   Net borrowings (repayments) under revolving line of credit agreements..................      (43.5)           60.4
   Issuance of common stock...............................................................      ---             113.3
     Payment of premium on early retirement of debt.......................................       (2.2)          ---
   Other..................................................................................      (26.0)           (1.3)
                                                                                            --------------- ---------------
         Net cash provided by (used in) financing activities..............................     (126.2)          526.3
                                                                                            --------------- ---------------

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS..............................       13.3             6.1
                                                                                            --------------- ---------------
NET INCREASE IN CASH AND CASH EQUIVALENTS.................................................       78.7            87.2
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD..........................................      352.2           250.4
                                                                                            --------------- ---------------

CASH AND CASH EQUIVALENTS AT END OF PERIOD................................................  $   430.9       $   337.6
                                                                                            =============== ===============



                                                                                Table I
                                                                                -------

                                                                    TEREX CORPORATION AND SUBSIDIARIES
                                                                               (in millions)
                                                                                (unaudited)

                                                                       Three Months Ended September 30,
                                          ------------------------------------------------------------------------------------------
                                                             2003                                           2002
                                          --------------------------------------------   ------------------------------------------

                                                             Special        Excluding                     Special       Excluding
                                                  GAAP         Items    Special Items          GAAP         Items   Special Items
                                          --------------------------------------------   -----------------------------------------
Sales
   Construction (1)..................... $       307.2 $        ---  $         307.2    $    305.4  $        ---  $        305.4
   Cranes (2)...........................         234.1          ---            234.1         177.4           ---           177.4
   Mining, Roadbuilding & Utility (3)...         194.7          ---            194.7         174.8           ---           174.8
   Aerial Work Platforms (4)............         136.3          ---            136.3          30.5           ---            30.5
   Corp / Eliminations..................           ---          ---              ---         (44.1)          ---           (44.1)
                                          ------------- ------------- ----------------   ----------- ------------- ---------------
      Total............................. $       872.3 $        ---  $         872.3    $    644.0  $        ---  $        644.0
                                          ============= ============= ================   =========== ============= ===============

Gross Profit
   Construction (1)..................... $        39.7 $        ---  $          39.7    $     34.7  $       (0.1) $         34.6
   Cranes (2)...........................          25.5          1.3             26.8          20.5           2.8            23.3
   Mining, Roadbuilding & Utility (3)...          32.6          ---             32.6          29.5           ---            29.5
   Aerial Work Platforms (4)............          31.0          ---             31.0           3.1           1.3             4.4
   Corp / Eliminations..................           ---          ---              ---          (0.6)          ---            (0.6)
                                          ------------- ------------- ----------------   ----------- ------------- ---------------
      Total............................. $       128.8 $        1.3  $         130.1    $     87.2  $        7.3  $         94.5
                                          ============= ============= ================   =========== ============= ===============

SG&A
   Construction (1)..................... $        25.1 $       (0.5) $          24.6    $     20.4  $       (0.6) $         19.8
   Cranes (2)...........................          20.1         (0.2)            19.9          12.1          (0.6)           11.5
   Mining, Roadbuilding & Utility (3)...          25.3          ---             25.3          19.6           ---            19.6
   Aerial Work Platforms (4)............          14.5          ---             14.5           2.0           ---             2.0
   Corp / Eliminations..................           1.5          ---              1.5          (2.6)          ---            (2.6)
                                          ------------- ------------- ----------------   ----------- ------------- ---------------
      Total............................. $        86.5 $       (0.7) $          85.8    $     51.5  $       (1.2) $         50.3
                                          ============= ============= ================   =========== ============= ===============

Operating Income
   Construction (1)..................... $        14.6 $        0.5  $          15.1    $     14.3  $        0.5  $         14.8
   Cranes (2)...........................           5.4          1.5              6.9           8.4           3.4            11.8
   Mining, Roadbuilding & Utility (3)...           7.3          ---              7.3           9.9           ---             9.9
   Aerial Work Platforms (4)............          16.5          ---             16.5           1.1           1.3             2.4
   Corp / Eliminations..................          (1.5)         ---             (1.5)          2.0           ---             2.0
                                          ------------- ------------- ----------------   ----------- ------------- ---------------
      Total............................. $        42.3 $        2.0  $          44.3    $     35.7  $        8.5  $         44.2
                                          ============= ============= ================   =========== ============= ===============

(1) Special items relate primarily to the closure of the Kilbeggan facility within the Powerscreen business.
(2) Special items relate primarily to the closure of the Peiner facility within the Tower Crane group.
(3) Special items relate primarily to exiting and rationalizing certain product categories within the Roadbuilding group.
(4)  Special items relate to the Genie inventory fair value accounting treatment




                                                      Table I (continued)
                                                      -------------------

                                            TEREX CORPORATION AND SUBSIDIARIES
                                                       (in millions)
                                                        (unaudited)

                                                                       Nine Months Ended September 30,
                                          ------------------------------------------------------------------------------------------
                                                             2003                                           2002
                                          -------------------------------------------   -------------------------------------------

                                                             Special       Excluding                       Special       Excluding
                                                 GAAP         Items    Special Items           GAAP          Items   Special Items
                                          ------------  ------------ ----------------   ------------  -------------  --------------
Sales
   Construction (1)..................... $    1,008.1  $        ---  $      1,008.1    $      899.6  $        ---   $       899.6
   Cranes (2)...........................        745.0           ---           745.0           448.9           ---           448.9
   Mining, Roadbuilding & Utility (3)...        587.3           ---           587.3           531.0           ---           531.0
   Aerial Work Platforms (4)............        451.3           ---           451.3            47.6           ---            47.6
   Corp / Eliminations..................        (32.7)          ---           (32.7)          (83.5)          ---           (83.5)
                                          ------------  ------------ ----------------   ------------  -------------  --------------
      Total............................. $    2,759.0  $        ---  $      2,759.0    $    1,843.6  $       (8.7)  $     1,843.6
                                          ============  ============ ================   ============  =============  ==============

Gross Profit
   Construction (1)..................... $      134.7  $        2.1  $        136.8    $      135.0  $       (0.1)  $       134.9
   Cranes (2)...........................         74.5          10.6            85.1            59.0           2.8            61.8
   Mining, Roadbuilding & Utility (3)...         60.9          31.3            92.2            95.1          12.7           107.8
   Aerial Work Platforms (4)............         95.9           0.8            96.7             4.7           1.3             6.0
   Corp / Eliminations..................         (0.2)          ---            (0.2)            (0.4)         ---            (0.4)
                                          ------------  ------------ ----------------   ------------  -------------  --------------
      Total............................. $      365.8  $       44.8  $        410.6    $      293.4  $       16.7   $       310.1
                                          ============  ============ ================   ============  =============  ==============

SG&A
   Construction (1)..................... $       86.9  $       (0.6) $         86.3    $       76.5  $       (0.6)  $        75.9
   Cranes (2)...........................         60.8          (0.7)           60.1            31.0          (0.6)           30.4
   Mining, Roadbuilding & Utility (3)...         71.8          (2.0)           69.8            65.7          (0.6)           65.1
   Aerial Work Platforms (4)............         42.2           ---            42.2             3.2           ---             3.2
   Corp / Eliminations..................          2.4           ---             2.4             1.2           ---             1.2
                                          ------------  ------------ ----------------   ------------  -------------  --------------
      Total............................. $      264.1  $       (3.3) $        260.8    $      177.6  $       (1.8)  $       175.8
                                          ============  ============ ================   ============  =============  ==============

Operating Income
   Construction (1)..................... $       47.8  $        2.7  $         50.5    $       58.5  $        0.5   $        59.0
   Cranes (2)...........................         13.7          11.3            25.0            28.0           3.4            31.4
   Mining, Roadbuilding & Utility (3)...        (10.9)         33.3            22.4            29.4          13.3            42.7
   Aerial Work Platforms (4)............         53.7           0.8            54.5             1.5           1.3             2.8
   Corp / Eliminations..................         (2.6)          ---            (2.6)           (1.6)          ---            (1.6)
                                          ------------  ------------ ----------------   ------------  -------------  --------------
      Total............................. $      101.7  $       48.1  $        149.8    $      115.8  $       18.5   $       134.3
                                          ============  ============ ================   ============  =============  ==============

(1) Special items relate primarily to the closure of the Kilbeggan facility within the Powerscreen business.
(2) Special items relate to the closure of the Peiner facility within the tower crane group, closure of the RO boom truck facility, and the Demag inventory fair value accounting treatment.
(3) Special items relate to restructuring actions, exiting and rationalization certain product categories with the Roadbuilding group and write-down of certain assets within the EarthKing business.
(4)  Special  items  relate  to  the  Genie  inventory  fair  value   accounting
     treatment.




                                                            ###